UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 9, 2014

Twitter, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 8.01 of this Current Report on Form 8-K under the headings “Additional Convertible Note Hedge Transactions” and “Additional Warrant Transactions” is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On October 9, 2014, pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of September 11, 2014, between the Company and Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company previously issued its 0.25% Convertible Senior Notes due 2019 (the “2019 Notes”) and its 1.00% Convertible Senior Notes due 2021 (the “2021 Notes”, and together with the 2019 Notes, the “Notes”), the Initial Purchasers notified the Company of the exercise of their 30-day option to purchase additional Notes to cover over-allotments as set forth in the Purchase Agreement. The Initial Purchasers exercised the option to purchase an additional $35.0 million in aggregate principal amount of 2019 Notes (the “2019 Option Notes”) and an additional $54.0 million in aggregate principal amount of 2021 Notes (the “2021 Option Notes” and, together with the 2019 Option Notes, the “Option Notes”). On October 15, 2014, the Company issued the Option Notes to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) of the Securities Act.

Additional Convertible Note Hedge Transactions

In connection with the exercise by the Initial Purchasers of their option to purchase the Option Notes, on October 9, 2014, the Company entered into additional privately-negotiated convertible note hedge transactions with respect to its common stock (the “Convertible Note Hedge Transactions”) with each of JPMorgan Chase Bank, National Association, London Branch, Goldman, Sachs & Co. and Deutsche Bank AG, London Branch with respect to the 2019 Option Notes and with each of JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the 2021 Option Notes (collectively, the “Counterparties”) pursuant to convertible bond hedge confirmations in substantially the form of Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 17, 2014. The Company will pay an aggregate amount of approximately $19.7 million to the Counterparties for the Convertible Note Hedge Transactions. The Convertible Note Hedge Transactions cover, subject to anti-dilution adjustments substantially similar to those in the 2019 Option Notes and 2021 Option Notes, as applicable, approximately 1.1 million shares of the Company’s common stock, the same number of shares underlying the 2019 Option Notes and 2021 Option Notes, at a strike price that corresponds to the initial conversion price of the 2019 Option Notes and 2021 Option Notes, as applicable, and are exercisable upon conversion of the 2019 Option Notes and the 2021 Option Notes, as applicable. The Convertible Note Hedge Transactions will expire upon the maturity of the 2019 Option Notes and 2021 Option Notes, as applicable.

The Convertible Note Hedge Transactions are expected generally to reduce the potential dilution to the Company’s common stock upon conversion of the 2019 Option Notes or 2021 Option Notes and/or offset the cash payments in excess of the principal amount of the converted 2019 Option Notes or 2021 Option Notes that the Company is required to make in the event that the market value per share of the Company’s common stock, as measured under the Convertible Note Hedge Transactions at the time of exercise, is greater than the price of the Convertible Note Hedge Transactions.

The Convertible Note Hedge Transactions are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the 2019 Option Notes or the 2021 Option Notes. Holders of the 2019 Option Notes or 2021 Option Notes, as applicable, will not have any rights with respect to the Convertible Note Hedge Transactions.

Additional Warrant Transactions

In addition, concurrently with entering into the Convertible Note Hedge Transactions, on October 9, 2014, the Company separately entered into additional privately-negotiated warrant transactions (the “Warrants”) pursuant to warrant confirmations in substantially the form of Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 17, 2014 whereby the Company will sell to the Counterparties warrants to acquire, collectively, subject to anti-dilution adjustments, approximately 1.1 million shares of the Company’s common stock at an initial strike price of $105.28 per share, which represents a premium of 100% over the last reported sale price of the Company’s common stock of $52.64 on September 11, 2014. The Company will receive aggregate proceeds of approximately $14.1 million from the sale of the Warrants to the Counterparties. The Warrants will be sold in private placements to the Counterparties pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

If the market value per share of the Company’s common stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share, unless the Company elects, subject to certain conditions, to settle the Warrants in cash.

The Warrants are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the 2019 Option Notes or the 2021 Option Notes. Holders of the 2019 Option Notes or 2021 Option Notes, as applicable, will not have any rights with respect to the Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TWITTER, INC.

October 15, 2014	By:	/s/ Vijaya Gadde
Vijaya Gadde General Counsel and Secretary